EXHIBIT 99.1




FOR:          AMREP Corporation
              212 Carnegie Center, Suite 302
              Princeton, New Jersey 08540

CONTACT:      Peter M. Pizza
              Vice President and
              Chief Financial Officer
              (609) 716-8200

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                   AMREP REPORTS RECORD FIRST QUARTER RESULTS

Princeton, New Jersey, September 13, 2006 - AMREP Corporation (NYSE:AXR) today reported net income of $15,804,000, or $2.38 per share, for its fiscal 2007 first quarter ended July 31, 2006 compared to net income of $5,364,000, or $0.81 per share, in the first quarter of the prior fiscal year. Results for the first quarter of 2007, which set a record for any quarter in the Company's history, were entirely from continuing operations, while last year's results consisted of net income from continuing operations of $1,802,000, or $0.27 per share, and net income from discontinued operations of $3,562,000, or $0.54 per share. Revenues were $58,269,000 in the first quarter this year versus $30,014,000 in the first quarter of fiscal 2006.

Net income from discontinued operations in the first quarter of 2006 reflected the gain from the disposition of the primary assets of the Company's El Dorado, New Mexico water utility subsidiary, which were taken through condemnation proceedings.

Revenues of the Company's AMREP Southwest real estate subsidiary were $37,092,000 in the first quarter of 2007 compared to $7,689,000 in the same quarter last year. This substantial revenue increase was primarily due to increased sales of both developed and undeveloped lots in AMREP Southwest's principal market of Rio Rancho, New Mexico, where interest in the Company's landholdings did not appear to be impacted by the slowdown in housing that has been reported in many parts of the country. Revenues from the sale of developed and undeveloped lots increased from $6,150,000 and $1,259,000 in the first quarter of 2006 to $14,503,000 and $14,694,000 in the same period of 2007. In addition, revenues from the sale of commercial and industrial properties were $3,293,000 in the first three months of 2007 versus no sales of such properties in the first quarter of 2006. The average gross profit percentage on land sales increased from 36% in the first quarter of 2006 to 65% in the same period this year, primarily reflecting a greater proportion of sales of undeveloped lots in the first quarter of 2007. Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

First quarter 2007 revenues at AMREP Southwest also included $4,602,000 of interest and other income compared to $280,000 of such revenues in the same period of 2006. This increase was primarily due to $4,107,000 of gain on the sale of certain non-inventory real estate assets, including the Company's office


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building in Rio  Rancho.  When the  results of these  transactions  are added to those from land sales, the pretax income contribution from AMREP Southwest increased from $1,729,000 in the first quarter of 2006 to $24,243,000 in the first quarter of 2007.

Revenues of the Company's Kable Media Services subsidiary were $20,827,000 in the first quarter of 2007 compared to $22,155,000 in the same quarter last year. This 6% decrease was the combined result of a $972,000 revenue decline (5%) in Kable's Fulfillment Services segment and a $356,000 revenue decline (10%) in its Newsstand Distribution Services segment. The revenue decline in the Fulfillment Services segment was primarily due to previously-reported customer losses at Kable's Colorado fulfillment operation that occurred in earlier periods but that still affected the comparison with last year's first quarter, while the revenue decrease in the Newsstand Distribution Services segment reflected a modest decrease in the distribution sales volume from existing customers and a decrease in the average commission rate earned by Kable, partly offset by commissions earned under a distribution arrangement with a new publisher client that commenced in the fourth quarter of 2006. Media Services operating expenses decreased by $343,000 (2%) in the first quarter of 2007 compared to the same period of 2006, primarily due to decreased expenses in the Fulfillment Services segment relating in part to reductions in variable expenses, including payroll and benefits. As a result of these factors, the pretax income contribution from Media Services decreased from $1,099,000 in the first quarter of 2006 to $596,000 in the first quarter of 2007.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

                                      *****
                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                                Three Months Ended July 31,
                                                ---------------------------
                                             2006                        2005
                                             ----                        ----
Revenues                                $ 58,269,000                $ 30,014,000

Net income:
   Continuing operations                $ 15,804,000                $  1,802,000
   Discontinued operations                      -                      3,562,000
                                        ------------                ------------
                                        $ 15,804,000                $  5,364,000

Earnings per share - Basic and
Diluted:
   Continuing operations                $       2.38                $       0.27
   Discontinued operations                      -                           0.54
                                        ------------                ------------
                                        $       2.38                $       0.81
                                        ------------                ------------

Weighted average number of common
shares outstanding                         6,644,000                   6,626,000
                                        ------------                ------------